Exhibit 10.24


                               FIRST AMENDMENT OF
                               ------------------
                              ACQUISITION AGREEMENT
                              ---------------------

     This First Amendment of Acquisition Agreement (the "Amendment") is entered into this December 27, 2005 by and among One Link 4 Travel, Inc., a Delaware corporation ("OneLink"), The Call Center, LLC, a Delaware limited liability company ("TCC"), Paul S. Flannery, as Trustee of the Paul Flannery Trust under trust agreement dated July 2, 2001 as amended and restated November 26, 2003 ("Flannery Trust"), and Paul S. Flannery ("Flannery") (OneLink, TCC, the Flannery Trust and Flannery are sometimes referred to together in this Amendment as the "Parties") for the purpose of amending the Acquisition Agreement dated April 8, 2005 entered into among the Parties (the "Original Agreement").

                                R E C I T A L S:

     A. Following entry by the Parties into the Original Agreement on April 8, 2005 and the Closing of the transactions and delivery of consideration and documents required under the Original Agreement on April 28, 2005, significant changes have occurred in the business of TCC including a dramatic reduction and change in the customer base of TCC. Flannery's involvement in TCC activities has diminished, and Flannery's time available for activities involving TCC has decreased. As a result of such changes, Flannery and OneLink contemplate that:
(i) Flannery's involvement in future operations of TCC will be substantially less than was contemplated at the time of Closing, and (ii) the future value of the TCC business to OneLink will be increasingly dependent upon post-Closing operations and will be less dependant on conditions and assets of the TCC business which existed at the time of Closing.

     B. Accordingly, the Parties have agreed to: (i) reduce the total consideration payable to the Flannery Trust for the Flannery Trust's TCC Membership Interest by reducing the maximum amount of Acquisition Consideration provided in the Original Agreement, (ii) eliminate certain contingencies and Repurchase Options applicable to portions of the reduced Acquisition Consideration, (iii) adjust the payment schedule for certain portions of the Acquisition Consideration, (iv) terminate certain obligations of Flannery under Flannery's Employment Agreement, and (v) make other appropriate related adjustments, with all such adjustments to be made according to the terms of this Amendment.

ONELINK, TCC, FLANNERY AND THE FLANNERY TRUST AGREE AS FOLLOWS:

     1.   Definitions.   Unless otherwise defined in this Amendment, the
capitalized terms used in this Amendment shall have the meanings defined for such terms in the Original Agreement.

     2.   Effect of Amendment.   Except as expressly modified by this Amendment,
the terms and provisions of the Original Agreement and the Operating Documents shall remain in full force and effect.

     3. Reduction of Acquisition Consideration; Release of Escrow Shares; Elimination of A Portion of the Contingent Consideration.


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          3.1  Escrow Shares.   Of the 1,000,000 Escrow Shares provided for in
     Section 2.2(b) of the Original Agreement, 500,000 are intended to be released to the Flannery Trust, and 500,000 are to be returned to OneLink for cancellation. Accordingly, the following changes are hereby adopted in the Original Agreement:

               (a) Section 2.10 of the Original Agreement is amended and restated in its entirety to read as follows:

               "2.10 Escrow Shares. Five Hundred Thousand (500,000) of the Escrow Shares shall be released from the Escrow and transferred by the Escrow Agent to the Flannery Trust on or before December 31, 2005. Five Hundred Thousand (500,000) of the Escrow Shares shall be released from the Escrow and transferred by the Escrow Agent to OneLink for cancellation on or before December 31, 2005. The Escrow Agreement shall be amended and restated to reflect the provisions of this Section 2.10."

               (b) The Parties acknowledge that the Escrow Agreement concurrently is being amended and restated to read as set forth in the Amended and Restated Escrow Agreement attached hereto as Exhibit A (the "Amended and Restated Escrow Agreement").

               (c) Release of the Escrow Shares and the resulting termination of the Escrow pursuant to this Amendment and the Amended and Restated Escrow Agreement eliminate the original purpose and meaning of the Repurchase Option, and accordingly, Section 2.10 of the Original Agreement is deleted in its entirety, and all references in the Original Agreement to the term "Repurchase Option" shall be ineffective and inoperative.

     3.2 Contingent Consideration. The Parties have agreed that all consideration other than the Accounts Receivable Surplus included in the term "Contingent Consideration" as defined in the Original Agreement and payable to the Flannery Trust under the Original Agreement is eliminated and shall not be payable at any time or under any circumstances, and the Parties agree further that the manner in which the Accounts Payable Surplus, if any, shall be payable shall be changed to permit the Flannery Trust to meet certain tax obligations. Accordingly, the following changes are hereby adopted in the Original Agreement:

          (a) Section 2.2(c) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

          "(c) Contingent Consideration. The amount of the Accounts Receivable Surplus (the "Contingent Consideration") shall be paid within ten (10) business days following the Second Anniversary, provided, however, that, during the 2006 calendar year, the Flannery Trust may, by advance notice to OneLink of not less than ten (10) business days request payment of not more than $150,000 of any Contingent Consideration after January 1, 2006 and on or before April 15, 2006, not more than $100,000 of any Contingent Consideration after April 15, 2006 and on or before June 15, 2006, and not more than $100,000 of any Contingent Consideration after June 15, 2006 and on or before September 15, 2006. OneLink shall effect any payment so requested on or before the indicated payment date (or ten (10) days after notice if later); provided, however, that in no event shall the cumulative amount of such requests for payment during 2006 exceed OneLink's liability to pay Contingent Consideration.

          (b) For all purposes of the Original Agreement, the term "Contingent Consideration" shall be synonymous with and equivalent to the Accounts Receivable Surplus.



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          (c)  Sections 2.8, 2.9 and 5.14 are hereby deleted from the Original
     Agreement in their entirety, and all references to the following defined terms in the Original Agreement shall be ineffective and inoperative:

                      "Acquisition Consideration Adjustment"
                      "Cash Flow Shortfall Adjustment"
                      "Cumulative Gross Revenues"
                      "TCC Loan Balances"

     4.   Amendment of Additional Consideration Provision.   The Parties do not
intend to alter the terms and conditions under which Additional Consideration is to be paid to the Flannery Trust with respect to the 1,000,000 shares of OneLink Common Stock issued to the Flannery Trust outright at Closing (the "Closing Shares"). The Escrow Shares were subject to payment of Additional Consideration under identical terms and conditions under the Original Agreement, but the Parties have now agreed that the 500,000 Escrow Shares to be retained by the Flannery Trust under this Amendment are to be subject to identical Additional Consideration terms and conditions except that the measuring date for the retained Escrow Shares is to be April 8, 2008 (the "Third Anniversary") and not the Second Anniversary measurement date that applies to the Closing Shares. Additionally, because the number of Escrow Shares to be retained is now fixed, a substantial portion of the language in Section 2.3 of the Original Agreement has been rendered meaningless. For the purpose of differentiating between the terms and conditions of any Additional Consideration payable with respect to the Closing Shares and the Escrow Shares, and for purposes of clarity and simplification, Section 2.3 of the Original Agreement is amended and restated to read in its entirety as follows:

          "2.3 Additional Consideration.

               (a) With respect to the Closing Shares. If, on the Second Anniversary of the Closing, the Market Value of OneLink Common Stock is less than Two Dollars and Fifty Cents ($2.50) per share, OneLink shall pay to the Flannery Trust an amount (the "Additional Consideration") determined by the following formula: (i) One Million (1,000,000), multiplied by (ii) the positive difference, if any, between (A) Two Dollars and Fifty Cents ($2.50), minus (B) the Market Value of OneLink Common Stock on the Second Anniversary. The amount of any Additional Consideration due with respect to the Closing Shares shall be paid by cashier's check or by wire transfer to the Flannery Trust within five (5) business days following the Second Anniversary. Notwithstanding the foregoing, in the event the Flannery Trust has sold or otherwise disposed of part or all of the Closing Shares prior to Second Anniversary, the number set forth in part (a)(i) of the formula in this Section 2.3(a) shall be reduced from One Million (1,000,000) to the number of Closing Shares which the Flannery Trust has retained, provided, however, that this sentence shall not apply in the event the sale or disposition of shares occurs as part of a sale of the Assets or Business of OneLink or in connection with a merger or acquisition which is approved by the OneLink Board of Directors. If the Market Value of the OneLink Common Stock is zero ($0.00) or deemed to be zero ($0.00) on the Second Anniversary, the payment of Additional Consideration shall be made to the Flannery Trust as required under this Section 2.3, but the Flannery Trust shall be required to return to OneLink all of the 1,000,000 Closing Shares of OneLink Common Stock (or such lesser portion as the Flannery Trust has retained) in exchange for the Additional Consideration.


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               (b)  With Respect to Escrow Shares. If, on the Third Anniversary
          of the Closing, the Market Value of OneLink Common Stock is less than Two Dollars and Fifty Cents ($2.50) per share, OneLink shall pay to the Flannery Trust an amount (the "Additional Consideration") determined by the following formula: (i) Five Hundred Thousand (500,000), multiplied by (ii) the positive difference, if any, between
          (A) Two Dollars and Fifty Cents ($2.50), minus (B) the Market Value of OneLink Common Stock on the Third Anniversary. The amount of any Additional Consideration due with respect to the Escrow Shares shall be paid by cashier's check or by wire transfer to the Flannery Trust within five (5) business days following the Third Anniversary. Notwithstanding the foregoing, in the event the Flannery Trust has sold or otherwise disposed of part or all of the Escrow Shares prior to Third Anniversary, the number set forth in part (b)(i) of the formula in this Section 2.3(b) shall be reduced from Five Hundred Thousand (500,000) to the number of Escrow Shares which the Flannery Trust has retained, provided, however, that this sentence shall not apply in the event the sale or disposition of shares occurs as part of a sale of the Assets or Business of OneLink or in connection with a merger or acquisition which is approved by the OneLink Board of Directors. If the Market Value of the OneLink Common Stock is zero ($0.00) or deemed to be zero ($0.00) on the Third Anniversary, the payment of Additional Consideration shall be made to the Flannery Trust as required under this Section 2.3(b), but the Flannery Trust shall be required to return to OneLink all of the 500,000 Escrow Shares of OneLink Common Stock (or such lesser portion as the Flannery Trust has retained) in exchange for the Additional Consideration."

The following capitalized terms are referred to in amended Section 2.3 above and shall be added to those set forth in the Original Agreement and shall have the following meanings:

               ""Closing Shares" means the 1,000,000 shares of OneLink Common Stock issued to the Flannery Trust outright at Closing.

               "Third Anniversary means the third anniversary of the Closing which will be April 8, 2008."

     5.   Termination of Employment Agreement.   Flannery, TCC and OneLink, by
mutual agreement, acknowledge and agree to the termination of the Employment Agreement among Flannery, TCC and OneLink dated April 8, 2005 as of the close of business on July 31, 2005. Notwithstanding the termination of the Employment Agreement, and the language set forth in Section 5.7(e) of the Original Agreement, Flannery and the Flannery Trust acknowledge that the Flannery Trust and Flannery have received adequate consideration to support the Non-Competition covenants set forth in Section 5.7 of the Original Agreement, and the Parties agree that Section 5.7 shall remain in full force and effect according to its original terms (other than Section 5.7(e)) notwithstanding the termination of the Employment Agreement. Consistent with the foregoing, Section 5.8 is hereby deleted from the Original Agreement in its entirety.


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     6.   Termination of Automobile Benefits.  The Parties agree that use of the
2004 Lexis LUV Model GX 470 provided to Flannery without charge under the Employment Agreement terminated upon termination of the Employment Agreement; provided, however, that Flannery shall have the right and obligation to assume lease obligations previously paid by TCC and/or purchase the automobile from the lessor reasonably promptly after execution of this Amendment; and further provided that for purposes of determining the amount of "Chargeable Liabilities" under the Original Agreement (which is included in the formula for determining the amount of Accounts Receivable Surplus and Contingent Consideration payable to the Flannery Trust), any lease payments paid by TCC with respect to the 2004 Lexis LUV Model GX 470 attributable to periods on or after August 1, 2005 shall be treated as "Chargeable Liabilities."

     7.   Modification of Flannery Note Demand.   Due to changes in terminology
adopted by this Amendment, the Flannery Note Demand previously submitted by Flannery and accepted by OneLink and TCC has been altered to read as set forth on Exhibit B to this Amendment, and all Parties hereby adopt and accept such demand in place of the original Flannery Note Demand.

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment of Acquisition Agreement to be executed as of the date first above written.

                         TCC:     The Call Center, LLC,
                                  a Delaware limited liability company


                                  By:      /s/ F. W. Guerin
                                           ----------------------------------
                                           F. W. Guerin, CEO of One Link 4
                                           Travel, Inc., Manager of The Call
                                           Center, LLC


              FLANNERY TRUST:     /s/ Paul S. Flannery
                                  ------------------------------------------
                                  Paul S. Flannery, Trustee of the Paul
                                  Flannery Trust under trust agreement dated
                                  July 2, 2001 and amended and restated
                                  November 26, 2003



                   FLANNERY:      /s/ Paul S. Flannery
                                  -------------------------------------------
                                  Paul S. Flannery


                     ONELINK:     ONE LINK 4 TRAVEL, INC.,
                                  a Delaware corporation


                                  By:      /s/ F. W. Guerin
                                           -------------------------------------
                                           F. W. Guerin, Chief Executive Officer



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